Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 6, 2013

NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Cleveland, Ohio, March 6, 2013 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated income from continuing operations of $23.7 million, or $2.81 per diluted share, and revenues of $318.2 million for the fourth quarter of 2012 compared with consolidated income from continuing operations of $29.9 million, or $3.56 per diluted share, and revenues of $273.9 million for the fourth quarter of 2011.
As a result of NACCO's spin-off of its materials handling subsidiary in September 2012, the attached financial statements and related 2012 and 2011 financial information in this news release have been reclassified to reflect the materials handling operating results as discontinued operations.

NACCO and Subsidiaries Consolidated Fourth Quarter Highlights
Key perspectives on NACCO's fourth quarter results are as follows:

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North American Coal's fourth quarter 2012 net income declined to $8.3 million from $11.9 million in 2011. However, fourth quarter income before taxes increased to $13.3 million from $13.2 million in 2011. The slight increase in income before taxes was primarily due to higher royalty income and income generated at the newly acquired Reed Minerals operations, mostly offset by higher employee-related and outside services costs and lower earnings at the unconsolidated project mining subsidiaries. Net income decreased primarily due to an increase in income tax expense.

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Hamilton Beach's net income increased to $12.7 million in the fourth quarter of 2012 from $12.0 million in 2011. The increase in net income was primarily the result of increased sales of higher-margin products, partially offset by higher-employee related costs and a moderate increase in product costs.

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Kitchen Collection's fourth quarter 2012 net income declined to $4.1 million from $7.6 million in 2011. The net income decline was primarily the result of reduced sales from fewer customer visits, a shift in mix to lower margin products at Kitchen Collection® and Le Gourmet Chef® comparable stores and unfavorable margins at closed stores from the liquidation of inventory. Higher employee-related and outside services costs and an impairment charge of $0.7 million pre-tax taken on certain leasehold improvements also contributed to the decline in net income.

•
NACCO and Other, which includes the parent company operations, incurred a net loss of $4.4 million for the fourth quarter of 2012 compared with a net loss of $2.3 million in 2011. The increase in the net loss was primarily the result of an increase of $3.0 million, or $2.0 million after tax of $1.0 million, in the asset retirement obligation for water treatment at the Company's non-operating subsidiary, Bellaire Corporation.

•
In the fourth quarter of 2012, NACCO recorded a $3.0 million tax benefit in eliminations to adjust the tax rate to equal the full year effective tax rate, which compares to an adjustment of $0.8 million in 2011.

For the year ended December 31, 2012, the Company reported income from continuing operations of $42.2 million, or $5.02 per diluted share, and revenues of $873.4 million compared with income from continuing operations of $79.5 million, or $9.46 per diluted share, and revenues of $790.4 million for the year ended December 31, 2011. Income from continuing operations for 2011 included the receipt of $60.0 million, or $39.0 million after taxes of $21.0 million, related to the Applica litigation settlement in the first quarter of 2011. This settlement was partially offset by litigation costs of $2.8 million, or $1.8 million after taxes of $1.0 million, also incurred in the first quarter of 2011. Excluding the settlement and the corresponding litigation costs, the adjusted income from continuing operations was $42.3 million, or $5.03 per diluted share for the year ended December 31, 2011. See page 7 for the reconciliation from GAAP results to the non-GAAP results.
Consolidated Adjusted EBITDA for the fourth quarter of 2012 was $40.7 million, compared with $47.2 million for the fourth quarter of 2011. Consolidated Adjusted EBITDA for the year ended December 31, 2012 was $81.9 million, compared with $79.9 million for the year ended December 31, 2011. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 12.
For the 2012 full year, NACCO generated cash flow before financing activities from continuing operations of $10.7 million, which was comprised of net cash provided by operating activities from continuing operations of $74.4 million less net cash used for investing activities from continuing operations of $63.7 million. For the 2011 full year, NACCO generated cash flow before financing activities from continuing operations of $83.8 million, which was comprised of net cash provided by operating activities from continuing operations of $100.6 million less net cash used for investing activities from continuing operations of $16.8 million, which included after-tax proceeds of $39.0 million for the settlement of the Applica litigation. The significant decrease in 2012 cash flow before financing activities compared with 2011 is primarily the result of the absence of the Applica litigation settlement received in 2011, payments made in 2012 for North American Coal's acquisition of Reed Minerals of approximately $69.3 million and cash paid in 2012 for two draglines of $26.8 million, partially offset by proceeds received in 2012 from two dragline sales totaling $31.2 million and the collection of a long-term note in 2012 related to the prior sale of a dragline of $14.4 million. Payments for the Reed Minerals acquisition include the original preliminary purchase price of $62.5 million, $2.3 million for cash in escrow and a $4.5 million post-closing working capital adjustment.
The Company's cash position was $139.9 million as of December 31, 2012 after paying both a special dividend of $3.50 per share and a regular quarterly dividend of $0.25 per share on December 14, 2012 to stockholders, which used $31.4 million of cash. Debt as of December 31, 2012 increased to $177.7 million from $148.2 million as of December 31, 2011.

Detailed Discussion of Results

North American Coal - Fourth Quarter Results
North American Coal reported net income for the fourth quarter of 2012 of $8.3 million and revenues of $50.9 million compared with net income of $11.9 million and revenues of $23.5 million for the fourth quarter of 2011. Fourth quarter 2012 income before taxes was $13.3 million compared with $13.2 million in the fourth quarter of 2011. On August 31, 2012, North American Coal acquired Reed Minerals, a coal mining business in Alabama which produces steam and metallurgical coal. Fourth quarter 2012 financial results include $21.6 million of revenues and $1.0 million of net income from Reed Minerals' operations.
North American Coal's deliveries for the fourth quarter of 2012 compared with the fourth quarter of 2011 are as follows:

	2012	2011
Coal deliveries (tons)	(in millions)
Consolidated mines	1.0	0.8
Unconsolidated mines	6.0	6.4
Total coal deliveries	7.0	7.2
Limerock deliveries (cubic yards)	5.8	3.0
Revenues increased in the fourth quarter of 2012 compared with 2011 primarily due to the Reed Minerals acquisition and higher royalty income. An increase in limerock yards delivered at the Florida dragline operations also contributed to the improvement in fourth quarter 2012 revenues.
Income before taxes in the fourth quarter of 2012 was comparable to the fourth quarter of 2011. The favorable effect of higher royalty income and income generated at the newly acquired Reed Minerals operations was mostly offset by higher employee-related and outside services costs and a decline in results at the unconsolidated mining operations, mainly from lower contractual price adjustments in 2012 than in 2011 and fewer deliveries at those operations. Employee-related costs increased primarily due to incentives tied to the significant expansion of North American Coal's business through the new Coyote Creek mining contract and the Reed Minerals acquisition. Net income for the fourth quarter of 2012 decreased compared with the fourth quarter of 2011 mainly due to an increase in income tax expense resulting from a shift in the mix of taxable income toward entities with higher effective income tax rates. Also, a decrease in taxable income at the unconsolidated project mines resulted in a lower tax benefit from depletion.

 North American Coal - Full Year Results
For the year ended December 31, 2012, North American Coal reported net income of $32.8 million and revenues of $132.4 million compared with net income of $29.4 million and revenues of $81.8 million for the year ended December 31, 2011.
In 2012, North American Coal generated negative cash flow before financing activities of $6.1 million, which was comprised of net cash provided by operating activities of $50.2 million less net cash used for investing activities of $56.3 million, which included cash paid for the Reed Minerals acquisition of approximately $69.3 million, cash paid for two draglines of $26.8 million and proceeds received from two dragline sales totaling $31.2 million and the collection of a long-term note related to the prior sale of a dragline of $14.4 million. For the 2011 full year, North American Coal generated cash flow before financing activities of $21.0 million, which was comprised of net cash provided by operating activities of $31.7 million less net cash used for investing activities of $10.7 million.

North American Coal - Outlook
North American Coal expects steady operating performance at its coal mining operations in 2013. Steam coal tons delivered in 2013 are expected to increase over 2012 at both the consolidated and unconsolidated mining operations provided customers achieve currently planned power plant operating levels. However, metallurgical coal sales for Reed Minerals are expected to be below the company's initial expectations as demand for steel is down and customers are reducing inventories. Limerock deliveries are expected to decrease in 2013 compared with 2012 as customer requirements are expected to decline moderately. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and is expected to increase production in 2013, with full production levels expected to be reached in late 2015 or 2016. Royalty income is expected to be lower in 2013 compared with 2012.
Unconsolidated mines currently in development are expected to continue to generate modest income in 2013. The company's four mines in development are also not expected to be at full production for several years. Liberty Fuels is eventually expected to produce approximately 4.5 million tons of lignite coal annually for Mississippi Power Company's new Ratcliffe power plant currently being built in

Mississippi. The project is on track for initial coal deliveries in mid-2014. In February 2013, the mining permit needed to commence mining operations at the Caddo Creek Resources Company's project in Texas was issued. Caddo Creek expects to mine approximately 650,000 tons of coal annually and initial deliveries are expected in early 2014. In January 2013, the mining permit needed to commence mining operations at the Camino Real Fuels project in Texas was issued. Camino Real Fuels expects initial deliveries in the third quarter of 2014, and expects to mine approximately 2.7 million tons of coal annually when at full production. In addition, in October 2012, North American Coal's subsidiary, Coyote Creek Mining Company, entered into a new agreement with the co-owners of the Coyote Station generation plant to develop a lignite mine in Mercer County, North Dakota. Coyote Creek Mining Company expects to deliver approximately 2.5 million tons of coal annually, beginning in May 2016.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2013. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the anticipated construction of a new mine.
Overall, North American Coal expects net income in 2013 to decrease slightly from 2012 primarily due to the absence of pre-tax gains of approximately $7.0 million from asset sales during 2012. Excluding the effect of the asset sales, operating results are expected to increase compared with 2012 mainly as a result of increased deliveries and lower operating expenses. Cash flow before financing activities for 2013 is expected to be higher than 2012, but not at the levels of 2011 due to an anticipated increase in capital expenditures to support the Reed Minerals operations.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include prospects for power generation, coal-to-liquids, coal-to-chemicals, coal gasification, coal drying and other clean coal technologies. Also, the company views its acquisition of Reed Minerals as the first step in a metallurgical coal strategic initiative which includes coal exports. North American Coal also continues to pursue additional non-coal mining opportunities, principally in aggregates, and international value-added mining services projects, particularly in India.

Hamilton Beach - Fourth Quarter Results
Hamilton Beach reported fourth quarter 2012 net income of $12.7 million and revenues of $181.2 million, compared with net income of $12.0 million and revenues of $161.4 million for the fourth quarter of 2011.
Hamilton Beach's fourth quarter revenues increased 12 percent compared with 2011 primarily due to increased unit sales volumes of higher-priced products mainly in the U.S. consumer retail market as a result of strong fourth quarter promotions and placements.
The increase in net income in the fourth quarter of 2012 compared with the 2011 fourth quarter was primarily the result of increased sales volumes of higher-margin products, partially offset by higher-employee related costs and a moderate increase in product costs.

Hamilton Beach - Full Year Results
For the year ended December 31, 2012, Hamilton Beach reported net income of $21.2 million and revenues of $521.6 million compared with net income of $18.4 million and revenues of $493.0 million in 2011.
During 2012, Hamilton Beach generated cash flow before financing activities of $24.2 million, which was comprised of net cash provided by operating activities of $27.4 million less net cash used for investing activities of $3.2 million. During 2011, Hamilton Beach generated cash flow before financing activities of $20.5 million, which was comprised of net cash provided by operating activities of $24.2 million less net cash used for investing activities of $3.7 million.

Hamilton Beach - Outlook
Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates are projected to grow only moderately in 2013 compared with 2012. International and commercial product markets are expected to continue to grow reasonably in 2013 compared with 2012.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines, with particular focus on single-serve coffee products such as The Scoop® and FlexBrewTM. Hamilton Beach expects The Scoop®, the Two-Way Brewer and the DurathonTM iron product line, all introduced in late 2011, as well as the FlexBrewTM launched in late 2012, to continue to gain market position as broader distribution is attained over time. The company is continuing to introduce innovative products in several small appliance categories. In the first quarter of 2013, Hamilton Beach expects to launch the Hamilton Beach® Breakfast Sandwich Maker, which provides an innovative and convenient way for consumers to cook breakfast sandwiches quickly at home. These products, as well as other new product introductions in the pipeline for 2013, are expected to increase both revenues and operating profit. As a result of these new products, the company's improving position in commercial and international markets and execution of the company's strategic initiatives, Hamilton Beach expects to increase volumes and revenues in 2013 compared with 2012 at more than the 2013 market forecast rate of increase.
Overall, Hamilton Beach expects full year 2013 net income to be comparable to 2012 as anticipated increases in profit from increased revenues are forecasted to be largely offset by expected increases in operating expenses to support Hamilton Beach's strategic initiatives. Product and transportation costs are currently expected to remain comparable to 2012. However, Hamilton Beach continues to monitor commodity costs closely and will adjust product prices and product placements, as appropriate, if these costs increase more than anticipated. Hamilton Beach expects 2013 cash flow before financing activities to be moderately lower than in 2012 due to increased working capital.
Longer term, Hamilton Beach will work to take advantage of the potential to improve return on sales through economies of scale derived from market growth, strategic partnerships and a focus on its five strategic growth initiatives: (1) enhancing its placements in the North America consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best in class retailer support and increased consumer content and engagement, (3) achieving further penetration of the global Commercial market through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets, (4) expanding internationally in the emerging Asian and Latin American markets by offering products designed specifically for those market needs and by expanding distribution channels and sales and marketing capabilities and (5) entering the "only the best" market with a strong brand and broad product line.

Kitchen Collection - Fourth Quarter Results
Kitchen Collection reported net income of $4.1 million on revenues of $88.9 million for the fourth quarter of 2012 compared with net income of $7.6 million on revenues of $91.4 million for the fourth quarter of 2011.
Compared with the fourth quarter of 2011, sales from newly opened Kitchen Collection® stores were moderately higher in the 2012 fourth quarter than the loss of sales from closing unprofitable Kitchen Collection® and Le Gourmet Chef® stores since December 31, 2011. Nevertheless, this improvement was more than offset by a decline in comparable store sales, primarily due to a decrease in store transactions as a result of fewer customer visits at both store formats, partially offset by improvements in the average sales transaction value. The decline in customer visits appears to be largely the result of an overall decline in traffic to outlet malls during the 2012 holiday-shopping season and overall shopping patterns which were not consistent with prior years.
At December 31, 2012, Kitchen Collection® operated 261 stores compared with 276 stores at December 31, 2011. Le Gourmet Chef® operated 51 stores at December 31, 2012 compared with 61 stores at December 31, 2011.
Net income decreased in the fourth quarter of 2012 compared with the fourth quarter of 2011 primarily as a result of reduced sales, a shift in mix to lower margin products at Kitchen Collection® and Le Gourmet Chef® comparable stores and unfavorable margins from the liquidation of inventory at closed stores. Higher employee-related and outside services costs and an impairment charge of $0.7 million pre-tax taken on certain leasehold improvements also contributed to the decline in net income.

Kitchen Collection - Full Year Results
For the year ended December 31, 2012, Kitchen Collection reported a net loss of $3.1 million on revenues of $224.7 million compared with net income of $1.1 million on revenues of $221.2 million for the year ended December 31, 2011.
For the 2012 full year, Kitchen Collection generated negative cash flow before financing activities of $0.1 million, which was comprised of net cash provided by operating activities of $3.8 million less net cash used for investing activities of $3.9 million. For the 2011 full year, Kitchen Collection generated cash flow before financing activities of $2.6 million, which was comprised of net cash provided by operating activities of $4.9 million less net cash used for investing activities of $2.3 million.

Kitchen Collection - Outlook
Consumer traffic to outlet mall locations declined in 2012, especially in the fourth quarter. Prospects for 2013 remain uncertain, but are expected to improve over 2012 levels. The middle market consumer remains under pressure due to financial and economic concerns, and those concerns are expected to continue to dampen consumer sentiment and limit consumer spending levels for Kitchen Collection's target customer in 2013. As a result, Kitchen Collection expects 2013 revenues to be comparable to 2012, although the company expects to maintain a lower number of stores through much of 2013 than in 2012.
Overall, Kitchen Collection expects modest net income for the 2013 full year and positive cash flow before financing activities compared with a net loss and essentially break even cash flow before financing in 2012. The net effect of the anticipated closing of a number of stores early in 2013 and the anticipated opening of new stores during the second half of 2013 are expected to contribute to improved results. Also, enhanced sales per store and product margins are expected as a result of improvements in store formats and layouts, and further refinements of promotional offers and merchandise mix at both the Kitchen Collection® and Le Gourmet Chef® stores. During 2012, Kitchen Collection reformatted many of its stores to promote a value and trend message at the front of its stores, which is expected, with some further adjustments, to drive an increased number of customers into its locations. The company completed format changes at all of its Le Gourmet Chef® stores in the first half of 2012 and completed the remodeling of a total of 82 Kitchen Collection® stores in 2012. Feedback to date on these changes is favorable, but reduced traffic in 2012 made it difficult to determine their longer-term impact. In addition, these changes resulted in higher up-front costs during 2012 and the liquidation of a substantial amount of inventory, both of which are not expected to recur in 2013. As these new formats gain traction, they are expected to improve margins and income in 2013.
Longer term, Kitchen Collection plans to focus on comparable store sales growth and creating a solid store portfolio. Kitchen Collection expects to accomplish these goals through enhancing sales volume and profitability through refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. The company will also continue to evaluate and, as lease contracts permit, close underperforming and loss-generating stores. In the near term, Kitchen Collection expects to concentrate its growth on increasing the number of Kitchen Collection® stores, with store expansion expected to be focused on identifying the best positions in the best outlet malls for Kitchen Collection® stores. At such time as adequate profit prospects are demonstrated by the Le Gourmet Chef® format, the company's expansion focus will shift to increasing the number of these stores as well. Kitchen Collection also expects to explore other growth opportunities in textiles and gourmet foods, as well as in e-commerce.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 7, 2013 at 10:30 a.m. eastern time. The call may be accessed by dialing (888) 680-0869 (Toll Free) or (617) 213-4854 (International), Pass code: 42323853, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 14, 2013. The online archive of the broadcast will be available on the NACCO website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
The Company has reported adjusted income and diluted earnings per share for the year ended December 31, 2011 excluding the net effect of the Applica settlement and related litigation costs under "Fourth Quarter and Full Year 2012 Results." Management believes a discussion excluding the settlement and related litigation costs is more reflective of NACCO's underlying business operations and enables investors to better understand the results of operations of the Company. Following is the reconciliation of the year ended December 31, 2011 income from continuing operations and diluted earnings per share, as reported, to adjusted income from continuing operations and diluted earnings per share excluding the net impact of the Applica settlement and litigation costs.

	Year Ended
	December 31, 2011
(in millions, except per share data)	2011	Diluted earnings per share
2011 Income from continuing operations, as reported	$79.5	$9.46
Impact of Applica settlement, after taxes of $21.0	(39.0)	(4.64)
Impact of Applica litigation costs, after taxes of $1.0	1.8	0.21
2011 Adjusted income from continuing operations	$42.3	$5.03

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) the successful integration of the Reed Minerals acquisition, (2) changes in the demand for and market prices of metallurgical coal produced at the Reed Minerals operations, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Ratcliffe Plant in Mississippi, (12) changes or termination of a long-term mining contract, or a customer default under a contract and (13) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close unprofitable stores, (7) increased competition and (8) changes in health care benefits that could adversely affect costs or required staffing levels.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation, NACCO's predecessor company, mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. North American Coal celebrated 100 years in business on February 18, 2013. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
	(In millions, except per share data)
Revenues	$318.2	$273.9	$873.4	$790.4
Cost of sales	233.4	193.6	647.5	580.8
Gross profit	84.8	80.3	225.9	209.6
Earnings of unconsolidated mines	11.1	12.8	45.2	45.5
Operating expenses	58.9	50.8	203.6	191.0

Operating profit	37.0	42.3	67.5	64.1
Other (income) expense
Interest expense	1.4	1.9	6.1	8.7
Applica settlement and litigation costs	—	—	—	(57.2)
Closed mine obligations	3.1	0.1	4.6	1.0
Other	(0.3)	(0.6)	(1.2)	(0.7)
Income before income taxes	32.8	40.9	58.0	112.3
Income tax provision	9.1	11.0	15.8	32.8
Income from continuing operations	23.7	29.9	42.2	79.5
Discontinued operations, net-of-tax	—	24.5	66.5	82.6
Net income	$23.7	$54.4	$108.7	$162.1

Basic earnings per share:
Continuing operations	$2.83	$3.56	$5.04	$9.49
Discontinued operations	—	2.92	7.93	9.85
Basic earnings per share	$2.83	$6.48	$12.97	$19.34

Diluted earnings per share:
Continuing operations	$2.81	$3.56	$5.02	$9.46
Discontinued operations	—	2.91	7.90	9.82
Diluted earnings per share	$2.81	$6.47	$12.92	$19.28

Cash dividends per share	$3.7500	$0.5325	$5.3775	$2.1200

Basic weighted average shares outstanding	8.384	8.391	8.384	8.383
Diluted weighted average shares outstanding	8.444	8.411	8.414	8.408

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
	(In millions)
Revenues
North American Coal	$50.9	$23.5	$132.4	$81.8
Hamilton Beach	181.2	161.4	521.6	493.0
Kitchen Collection	88.9	91.4	224.7	221.2
Eliminations	(2.8)	(2.4)	(5.3)	(5.6)
Total	$318.2	$273.9	$873.4	$790.4

Operating profit (loss)
North American Coal	$13.5	$13.4	$43.2	$35.2
Hamilton Beach	19.9	19.0	35.8	33.8
Kitchen Collection	7.0	12.8	(4.6)	2.5
NACCO and Other	(3.4)	(2.8)	(7.0)	(7.3)
Eliminations	—	(0.1)	0.1	(0.1)
Total	$37.0	$42.3	$67.5	$64.1

Income (loss) before income taxes
North American Coal	$13.3	$13.2	$41.8	$33.9
Hamilton Beach	19.1	18.2	32.8	27.8
Kitchen Collection	6.9	12.6	(5.1)	1.9
NACCO and Other	(6.5)	(3.0)	(11.6)	48.8
Eliminations	—	(0.1)	0.1	(0.1)
Total	$32.8	$40.9	$58.0	$112.3

Income (loss) from continuing operations
North American Coal	$8.3	$11.9	$32.8	$29.4
Hamilton Beach	12.7	12.0	21.2	18.4
Kitchen Collection	4.1	7.6	(3.1)	1.1
NACCO and Other	(4.4)	(2.3)	(8.6)	30.7
Eliminations	3.0	0.7	(0.1)	(0.1)
Total	$23.7	$29.9	$42.2	$79.5

Discontinued operations, net-of-tax	$—	$24.5	$66.5	$82.6

Net income	$23.7	$54.4	$108.7	$162.1

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION

	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
	(In millions)
Net income	$23.7	$54.4	$108.7	$162.1
Discontinued operations	—	(24.5)	(66.5)	(82.6)
Applica settlement and litigation costs	—	—	—	(57.2)
Income taxes provision	9.1	11.0	15.8	32.8
Interest expense	1.4	1.9	6.1	8.7
Interest income	(0.1)	(0.1)	(0.2)	(0.3)
Depreciation, depletion and amortization expense	6.6	4.5	18.0	16.4
Adjusted EBITDA*	$40.7	$47.2	$81.9	$79.9

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before discontinued operations, Applica settlement and litigation charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.